SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):            April 15, 2003

UNOVA, INC.

(Exact name of registrant as specified in charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

21900 Burbank Boulevard
Woodland Hills, California
www.unova.com		91367-7418
(Address of principal executive offices and internet site)		(Zip Code)

Registrant’s telephone number, including area code: (818) 992-3000

Item 5.  Additional Information

On July 12, 2001, UNOVA, Inc. (the “Company”) entered into a Credit Agreement providing for a $200 million asset-based revolving credit facility (the “Revolving Facility”) and a Loan Agreement providing for a $75 million secured term loan (the “Term Loan”).  The Revolving Facility was obtained from a syndicate of lenders led by Bank of America and Heller Financial, Inc., acting as agents.  Borrowing availability is subject to a Borrowing Base calculation, as defined in the Credit Agreement, based on eligible levels of accounts receivable and inventory.

On April 15, 2003, the Company gave notice to the agent of its intent, as provided in the Credit Agreement, to reduce the amount of the committed Revolving Facility by $100 million.  Such reduction is effective on April 29, 2003, the tenth business day after the notice was given to the agent.

Net of outstanding letters of credit and limitations on Minimum Availability, the Company had borrowing capacity at March 31, 2003 of $26.4 million, and no borrowings are outstanding under the Revolving Facility as of the date of this Report.

Also, on April 15, 2003, the Company and the lenders under the Credit Agreement agreed to a second amendment to the Credit Agreement.  The Credit Agreement required all proceeds from the sale of real estate, machinery and equipment of the Company and its domestic subsidiaries to be applied to the reduction of the Term Loan.  The Term Loan was fully paid down and terminated on January 17, 2003.  The second amendment to the Credit Agreement provides that proceeds from the sale of real estate, machinery and equipment can be utilized for corporate purposes, subject to a Liquidity Availability requirement as provided in the Credit Agreement as amended.

Item 7.     Financial Statements and Exhibits

(c)           The following exhibit is filed as part of this report:

Exhibit	Description
4.1

Second Amendment to the Credit Agreement dated April 15, 2003, among the Financial Institutions named therein, Bank of America N.A., as Administrative Agent, Heller Financial, Inc., as Syndication Agent, and UNOVA, Inc. and its subsidiaries party thereto, as Borrowers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNOVA, INC.

By:	/s/ Michael E. Keane
Michael E. Keane
Senior Vice President and
Chief Financial Officer

April 29, 2003